Exhibit (h)(8)

DBX ETF TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 23rd day of July, 2015 by and between DBX ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each of the funds listed on Appendix A (each, a “Fund,” and collectively, the “Funds”) and DBX Advisors LLC (“DBX” or the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, the Adviser is responsible for substantially all of the expenses of each Fund, including the payments to the Sub-Adviser, the cost of transfer agency, custody, fund administration, compensation paid to the Independent Trustees, legal, audit and other services except for the fee payments under the Investment Advisory Agreement, interest expense, acquired fund fees and expenses, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses;

WHEREAS, the Adviser and the Trust desire to further limit each Fund’s Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement those limits on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.

LIMIT ON OPERATING EXPENSES. To the extent a Fund invests in the shares of an affiliated fund, the Adviser hereby agrees to limit the Fund’s current Operating Expenses by waiving fees and/or reimbursing expenses or otherwise making a payment to the Fund, on a monthly basis, in an amount equal to the acquired fund’s fees and expenses.

2.

DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of each Fund, including the Adviser’s investment advisory or management fee detailed in the Advisory Agreement and other expenses described in the Advisory Agreement, but does not include interest expense, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses.

3.	TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until October 1, 2018 (the “Termination Date”).

4.

TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of each Fund, upon sixty (60) days’ written notice to the Adviser. The Adviser agrees that it may not terminate this Agreement prior to the Termination Date. This Agreement may be renewed for successive periods for so long as the Agreement’s renewal is specifically approved by the Trust’s Board of Trustees (the “Board”).

Confidential

5.	ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.

GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended, and any rules and regulation promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DBX ETF TRUST		DBX ADVISORS LLC
on behalf of each of the Funds listed on Appendix A

By:	/s/ Alex Depetris	By:	/s/ Fiona Bassett
Name: Alex N. Depetris		Name: Fiona Bassett
Title: President and Chief Executive Officer		Title: Chief Executive Officer

		By:	/s/ Alex Depetris
Name: Alex N. Depetris
Title: Chief Operating Officer

APPENDIX A

Fund
Deutsche X-trackers Japan JPX-Nikkei 400 Hedged Equity ETF
Deutsche X-trackers CSI 300 China A-Shares Hedged Equity ETF

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